Exhibit 10.4
SERVICES AGREEMENT
     THIS SERVICES AGREEMENT (the “Agreement”), entered into as of the [•] day of [•], 2011 (the “Closing Date”), is by and among MID-CON ENERGY OPERATING, INC., an Oklahoma corporation (the “Services Provider”), MID-CON ENERGY GP, LLC, a Delaware limited liability company (the “General Partner”), MID-CON ENERGY PARTNERS, LP, a Delaware limited partnership (the “MLP”) and MID-CON ENERGY PROPERTIES, LLC, a Delaware limited liability company (the “OLLC”).
     WHEREAS, subject to the terms hereof, the MLP Group (as defined herein) desires to engage the Services Provider, and the Services Provider desires to be engaged, to provide or cause to be provided the services described herein relating to the management of the MLP Group’s business.
     NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (each, a “Party” and together, the “Parties”) agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms. Capitalized terms used, but not defined, herein shall have the meanings given them in the MLP Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:
“Affiliate” has the meaning given such term in the MLP Agreement.
“Agreement” means this Services Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.
“Audit Right” has the meaning given that term in Article VIII.
“Business Day” means any day that is not a Saturday, Sunday or day on which banks are authorized by law to close in the State of Oklahoma.
“Claim” has the meaning given that term in Section 5.1.
“Change of Control,” means, [(i) with respect to the General Partner, the closing of any transaction the result of which is that the Founders and any of their Affiliates collectively do not, or any of them individually does not, beneficially own greater than 50% of the outstanding membership interests in the General Partner and, (ii) with respect to the Service Provider, the closing of any transaction the result of which is that any Person, together with any Affiliates (other than (A) the Founders and any Affiliates, collectively, and (B) Yorktown and any Affiliates, collectively) owns greater than 50% of the outstanding capital stock of the Service Provider].
“Closing Date” has the meaning given such term in the above preamble.
“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time.
“Common Unit” has the meaning given such term in the MLP Agreement.
“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of Persons with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information
“Conflicts Committee” has the meaning given such term in the MLP Agreement.
“Default Rate” means an interest rate (which shall in no event be higher than the rate permitted by applicable Law) equal to the prime interest rate of the [administrative agent / lead arranger] under the credit agreement of OLLC.
“Founders” means Messrs. Charles R. Olmstead, Jeffrey R. Olmstead and S. Craig George.
“General Partner” has the meaning given such term in the above preamble.
“Governmental Authority” means the United States, any foreign country, state, county, city or other incorporated or unincorporated political subdivision, agency or instrumentality thereof.
“Indemnified Party” has the meaning given that term in Section 5.2.
“Initial Term” means the period from the Closing Date until [December 31, 2013].
“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.
“Liabilities” has the meaning given that term in Section 5.1.
“MLP” has the meaning given such term in the above preamble.
“MLP Agreement” means the First Amended and Restated Agreement of Limited Partnership of Mid-Con Energy Partners, LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. An amendment or modification to the MLP Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement; provided, however, if such amendment or modification, in the reasonable discretion of the General Partner (i) would have a material adverse effect on the holders of Common Units or (ii) would materially limit or impair the rights or reduce the obligations of the Parties under this Agreement, then such amendment shall not be given effect for purposes of this Agreement unless it has been approved by the Conflicts Committee.
“MLP Assets” means the oil and natural gas properties, or related equipment or assets, or portions thereof, owned or leased by any member of the MLP Group as of the Closing Date.
“MLP Group” means the General Partner, the MLP, the OLLC and any other Subsidiaries of the MLP.
“MLP Indemnified Party” has the meaning given that term in Section 5.1.
“MLP Predecessors” means Mid-Con Energy I, LLC and Mid-Con Energy II, LLC.
“OLLC” has the meaning given that term in the above preamble.
“Party” or “Parties” has the meaning given such terms in the above recitals.
“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity (but shall not include any Governmental Authority).

“Proceedings” means all proceedings, actions, claims, suits and notices of investigations by or before any arbitrator or Governmental Authority.
“Properties” means the oil and natural gas properties now owned or hereafter acquired by the MLP Group, including oil and gas leases, mineral interests, royalty interests, overriding royalty interests, pipelines, flow lines, gathering lines, gathering systems, compressors, dehydration units, separators, meters, injection facilities, salt water disposal wells and facilities, plants, wells, downhole and surface equipment, fixtures, improvements, easements, rights-of-way, surface leases, licenses, permits and other surface rights, and other real or personal property appurtenant thereto or used in conjunction therewith, including the MLP Assets.
“Receiving Party Personnel” has the meaning given that term in Section 6.1(d).
“Services” means the services provided (or to be provided) by or on behalf of the Services Provider to the MLP Group pursuant to this Agreement including, without limitation, those services set forth in Exhibit A to this Agreement.
“Services Provider” has the meaning given such term in the above preamble.
“Services Provider Indemnified Party” has the meaning given that term in Section 5.2.
“Subsidiary” has the meaning given such term in the MLP Agreement.
“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.
“Tax” or “Taxes” means (i) all taxes, assessments, charges, duties, levies, imposts or other similar charges imposed by a Tax Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Section 59A of the Code), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Tax Authority, penalties and interest, but excluding any and all taxes based on net income, net worth, capital or profit; (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary, combined, or similar group with any other corporation or entity at any time on or prior to the Closing Date; and (iii) any liability for the payment of any amount of the type described in the preceding clauses (i) or (ii) whether as a result of contractual obligations to any other Person or by operation of law.
“Term” means the period commencing with the Closing Date and ending on the date of termination of this Agreement pursuant to Section 7.1.
“Work Product” has the meaning given that term in Section 6.4.
“Yorktown” means [Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P. and Yorktown Energy Partners VIII, L.P.]
     1.2 Other Definitions. Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings in the oil and gas industry are used herein in accordance with such recognized meanings.

     1.3 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation” and (d) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.
ARTICLE II
PROVISION OF SERVICES
     2.1 Services. During the Term, the Services Provider shall provide, or, with the approval of the General Partner, cause another Person to provide, the Services to the MLP Group. The Services Provider is authorized to enter into and act on the MLP Group’s behalf, as agent, in connection with any agreement necessary with third parties, including, without limitation, any agreements with purchasers of hydrocarbon products produced from the Properties or providers of transportation services for such production. Notwithstanding anything to the contrary in this Agreement, the Parties hereby recognize and agree that the General Partner shall have the exclusive authority to appoint an independent accounting firm to audit the financial statements of the MLP Group and to appoint independent petroleum engineers to provide reports to the MLP Group relating to estimates of the MLP Group’s proved reserves associated with the Properties.
     2.2 Information. It is contemplated by the Parties that, during the Term, the MLP Group will be required to provide certain notices, information and data necessary for the Services Provider to perform the Services and its obligations under this Agreement. The Services Provider shall be permitted to rely on any information or data provided by the MLP Group to the Services Provider in connection with the performance of its duties and provision of Services under this Agreement, except to the extent that the Services Provider has actual knowledge that such information or data is inaccurate or incomplete.
ARTICLE III
STANDARD OF CARE
     3.1 Standard of Performance. The Services Provider shall provide Services (i) using at least the same level of care, quality, timeliness and skill in providing the Services as the Services Provider’s past practice in performing like services for Mid-Con Energy I, LLC, Mid-Con Energy II, LLC and their Affiliates in connection with the ownership or operation of the MLP Assets during the one-year period prior to the Closing Date, and (ii) in any event, using no less than a reasonable level of care in accordance with industry standards, and in compliance with all applicable Laws.
     3.2 Procurement of Goods and Services. To the extent that the Services Provider is permitted to arrange for contracts with third parties for goods and services in connection with the provision of the Services, the Services Provider shall use commercially reasonable efforts (i) to obtain such goods and services at rates competitive with those otherwise generally available in the area in which services or materials are to be furnished, and (ii) to obtain from such third parties such customary warranties and guarantees as may be reasonably required with respect to the goods and services so furnished.
     3.3 Protection from Liens. The Services Provider shall not permit any liens, encumbrances or charges upon or against any of the Properties arising from the provision of Services or materials under this Agreement except as approved, or consented to, by the General Partner.
     3.4 Insurance. During the Term of this Agreement, the Services Provider shall obtain and maintain from insurers who are reliable and acceptable to the General Partner and authorized to do business in the state or states or jurisdictions in which Services are to be performed by the Services Provider, insurance coverages for the benefit of the MLP Group in the types and minimum limits as the Parties determine to be appropriate and as is consistent with standard industry practice and the Services Provider’s past practices. The Services Provider agrees upon the General Partner’s request from time to time or at any time to provide the General Partner with certificates of insurance evidencing such insurance coverage and, upon request of the General Partner, shall furnish copies of such policies. The policies shall provide that they will not be cancelled or reduced without giving the General Partner at least 30 days’ prior written notice of such cancellation or reduction.
     3.5 Third-Party Intellectual Property. If the Services Provider uses or licenses intellectual property owned by third parties in the performance of the Services, the Services Provider shall obtain and maintain any such licenses and authorizations necessary to authorize its use of such intellectual property in connection with the Services.
     3.6 Competition. Subject to Article VI, the Services Provider and each of its Affiliates is and shall be free to engage in any business activity whatsoever without any geographic limitation, including those activities that may be in direct competition or conflict with the MLP Group. Nothing in this Agreement shall in any way obligate the Services Provider or its Affiliates to provide Services to the MLP Group on an exclusive basis.
ARTICLE IV
SERVICES PROVIDER REIMBURSEMENT; CONTINUING OBLIGATIONS
     4.1 Services Provider Reimbursement.
     (a) On or before the [45]th day following the end of each calendar month, the MLP shall pay the Services Provider, with respect to any Services provided by the Services Provider during such calendar month, an amount equal to the sum of:
     (i) the costs and expenses incurred by the Services Provider that are directly attributable to the MLP Group, including costs for engaging third parties such as consultants, reservoir engineers, attorneys and accountants; and
     (ii) a proportionate amount of all general, administrative, overhead and other indirect costs and expenses (including the allocable portion of salary, bonus, incentive compensation and other amounts paid to Persons who provide Services to the MLP Group) incurred by the Services Provider or its Affiliates in providing or causing to be provided Services to, or for the benefit of, the MLP Group reasonably allocable to the provision of such Services.
     (b) The Services Provider shall have discretion to determine in good faith the proper allocation of costs and expenses to the MLP Group pursuant to Section 4.1(a).
     (c) On or before the 15th day following the end of each calendar month, the Services Provider shall provide the General Partner with an invoice for the costs and expenses described in Section 4.1(a) relating to such calendar month. The Services Provider’s invoice therefor shall provide reasonably detailed documentation supporting such costs and expenses.
     4.2 Taxes. The MLP Group shall be responsible for all applicable Taxes imposed as a result of the MLP Group’s receipt of Services under this Agreement, including any Taxes that the MLP Group is required to withhold or deduct from payments to the Services Provider, except any income tax imposed upon the Services Provider.
     4.3 Disputed Charges.
     (a) The General Partner may, within 120 days after receipt of an invoice from the Services Provider, take written exception to any charge, on the ground that the same was not a reasonable cost or expense incurred by the services provider in connection with the provision of services. The General Partner shall nevertheless pay the Services Provider in full when due the invoiced amount. Such payment shall not be deemed a waiver of the right of the General Partner to recoup any contested portion of any amount so paid. However, if the amount as to which such written exception is taken, or any part thereof, is ultimately determined not to be a reasonable cost or expense incurred by the services provider in connection with the provision of Services, such amount or portion thereof (as the case may be) shall be refunded by the Services Provider to the general partner together with interest thereon at the Default Rate.
     (b) If, within 20 days after receipt of any written exception pursuant to Section 4.3(a), the General Partner and the Services Provider have been unable to resolve any dispute, and if (i) such dispute relates to whether amounts were properly charged or Services actually performed and (ii) the aggregate amount in dispute exceeds $100,000, either of the General Partner or the Services Provider may submit the dispute to an independent third party auditing firm that is mutually agreeable to the MLP Group, on the one hand, and the Services Provider, on the other hand. The Parties shall cooperate with such auditing firm and shall provide such auditing firm access to such books and records as may be reasonably necessary to permit a determination by such auditing firm. The resolution by such auditing firm shall be final and binding on the Parties.
ARTICLE V
INDEMNIFICATION; LIMITATIONS
     5.1 Indemnification by the Services Provider. The Services Provider hereby agrees to DEFEND, INDEMNIFY AND HOLD HARMLESS each member of the MLP Group and their respective members, partners and Affiliates and each of their respective officers, managers, directors, employees and agents (each, an “MLP Indemnified Party”) from any and all threatened or actual Proceedings, losses, damages, fines, penalties, liabilities, costs and expenses of any nature, including attorneys’ fees and court costs (collectively, “Liabilities”), incurred by, imposed upon or rendered against one or more of the MLP Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Liabilities are foreseeable or unforeseeable, all to the extent that such Liabilities are in respect of or arise from (i) the gross negligence or willful misconduct in the Services Provider acting or omitting to act in providing Services or (ii) any and all direct or indirect claims, demands, actions, causes of action, suits, right of recovery for any relief or damages, debts, accounts, damages, costs, losses, liabilities, and expenses (including interest, court costs, attorneys’ fees and expenses, and other costs of defense), of any kind or nature (each, a “Claim”), by a third party (excluding limited partners of the MLP) relating to the gross negligence or willful misconduct of the Services Provider in acting or omitting to act in providing Services, provided THAT THE SERVICES PROVIDER SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS THE MLP INDEMNIFIED PARTIES FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MLP INDEMNIFIED PARTY.
     5.2 Indemnification by the MLP Group. Each member of the MLP Group hereby agrees to DEFEND, INDEMNIFY AND HOLD HARMLESS the Services Provider and its members, partners and Affiliates and its officers, managers, directors, employees and agents (each, a “Service Provider Indemnified Party” and, collectively with the MLP Indemnified Parties, each an “Indemnified Party”) from any and all Liabilities, incurred by, imposed upon or rendered against one or more Service Provider Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Liabilities are foreseeable or unforeseeable, all to the extent that such Liabilities are in respect of or arise from Claims by a third party relating to (a) any acts or omissions of any Services Provider Indemnified Parties in connection with acting or omitting to act in providing Services, solely to the extent that (i) such acts or omissions were performed for the benefit of any member of the MLP Group or at the direction of any member of the MLP Group, and (ii) such Services were performed in accordance with the standard of performance set forth in Section 3.1, or (b) the MLP Group’s gross negligence or willful misconduct, provided THAT THE MLP GROUP SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS THE SERVICES PROVIDER INDEMNIFIED PARTIES FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SERVICES PROVIDER INDEMNIFIED PARTY.
     5.3 Negligence; Strict Liability. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.1 AND SECTION 5.2, THE DEFENSE AND INDEMNITY OBLIGATION IN SECTION 5.1 AND SECTION 5.2 SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR ANY PRE-EXISTING DEFECT; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT

APPLY TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY OR IN ANY WAY LIMIT OR ALTER ANY QUALIFICATIONS SET FORTH IN SUCH DEFENSE AND INDEMNITY OBLIGATIONS EXPRESSLY RELATING TO GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR BREACH OF THIS AGREEMENT. BOTH PARTIES AGREE THAT THIS STATEMENT COMPLIES WITH THE REQUIREMENT KNOWN AS THE ‘EXPRESS NEGLIGENCE RULE’ TO EXPRESSLY STATE IN A CONSPICUOUS MANNER AND TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS ARTICLE HAS PROVISIONS REQUIRING ONE PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANOTHER PARTY.
     5.4 Exclusion of Damages; Disclaimers.
     (a) NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR EXEMPLARY, PUNITIVE, CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM IN WHICH ANY ACTION IS BROUGHT; PROVIDED, HOWEVER, THAT THIS SECTION 5.4(A) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER SECTION 5.1 OR SECTION 5.2 FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER SECTION 5.1 OR SECTION 5.2.
     (b) OTHER THAN AS SET FORTH IN SECTION 3.1, THE SERVICES PROVIDER DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO SERVICES RENDERED OR PRODUCTS PROCURED FOR THE GENERAL PARTNER FOR THE MLP GROUP, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER THE SERVICES PROVIDER KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING.
ARTICLE VI
CONFIDENTIALITY
     6.1 Confidential Information.
     (a) Non-disclosure. The Service Provider, on the one hand, and the members of the MLP Group, on the other hand, shall maintain the confidentiality of the other Party’s Confidential Information and not disclose such Confidential Information to any third party or use such Confidential Information, except as permitted in this Section 6.1(a). Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:
     (i) is available, or becomes available, to the general public without fault of the receiving Party;
     (ii) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of the MLP Group that was in the possession of the Service Provider or any of its Affiliates as a result of holding ownership interests the MLP Predecessors or the operation of the assets and business of the MLP Predecessors and the MLP Group prior to the Commencement Date);
     (iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or
     (iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.
     (b) Required Disclosure. Notwithstanding Section 6.1(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or applicable Law, or is required to disclose by the listing standards of the Nasdaq Global Market (or any other exchange on which securities of the MLP are listed), any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
     (c) Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to applicable Law and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 6.1, and such archived or back-up Confidential Information shall not be accessed except as required by applicable Law.
     (d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
     (e) Remedies and Enforcement. The Parties acknowledge and agree that a breach by a Party of its obligations under this Section 6.1 would cause irreparable harm to the other Party and that monetary damages would not be adequate to compensate the non-breaching Party. Accordingly, the Parties agree that a non-breaching Party shall be entitled to immediate equitable relief, including a temporary or permanent injunction, to prevent any threatened, likely or ongoing violation by the breaching Party, without the necessity of posting bond or other security. A non-breaching Party’s right to equitable relief shall be in addition to other rights and remedies available to such non-breaching Party, for monetary damages or otherwise.
     6.2 Ownership of Work Product. The work produced by the Services Provider under the terms of this Agreement, including, without limitation, all workpapers, drafts, notes, reports, extracts and other written or electronic recordings, developed in connection with the performance of Services hereunder (“Work Product”) shall be the property of the MLP Group. The Services Provider shall have no right or interest in any such Work Product, but may use such Work Product to perform Services hereunder, all in accordance with the limitations, duties and obligations imposed by this Agreement, including this Article VI.

ARTICLE VII
TERM AND TERMINATION
     7.1 Term.
     This Agreement shall remain in force and effect through the end of the Initial Term, and shall thereafter continue on a year-to-year basis, in each case unless terminated pursuant to Section 7.2.
     7.2 Termination.
     (a) After the end of the Initial Term, this Agreement may be terminated by any Party at any time without penalty by giving notice of such termination to each of the other Parties. Any termination under this Section 7.2(a) shall become effective [180 days] after delivery of such notice, or such later time (not to exceed the first anniversary of the delivery of such notice) as may be agreed upon by the Parties;
     (b) This Agreement may be terminated at any time by (i) the Services Provider, upon a Change of Control of the General Partner, or (ii) by the General Partner, on behalf of the MLP Group, upon a Change of Control of the Service Provider;
     (c) This Agreement may be terminated at any time by the Services Provider upon the General Partner’s material breach of this Agreement, if (i) such breach is not remedied within 60 days (or 30 days in the event of material breach arising out of a failure to make payment hereunder) after the General Partner’s receipt of written notice thereof (or such longer period as is reasonably required to cure such breach, provided that the MLP Group commences to cure such breach within the applicable period and proceeds with due diligence to cure such breach), and (ii) such breach is continuing at the time notice of termination is delivered to the General Partner; or
     (d) This Agreement may be terminated at any time by the General Partner, on behalf of the MLP Group, upon the Services Provider’s material breach of this Agreement, if (i) such breach is not remedied within 60 days after the Services Provider’s receipt of the General Partner’s written notice thereof, or such longer period as is reasonably required to cure such breach, provided that the Services Provider commences to cure such breach within such 60-day period and proceeds with due diligence to cure such breach, and (ii) such breach is continuing at the time notice of termination is delivered to the Services Provider.
     (e) If this Agreement is terminated in accordance with this Section 7.2, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement, (b) liabilities and obligations that have accrued prior to such termination, and (c) the obligation to pay any portion of amounts payable under Article IV that have accrued prior to such termination, even if such amounts have not become due and payable at that time.
     7.3 Survival. The provisions of Article IV (with respect to unpaid amounts due hereunder), Section 4.3, Article V, Article VI, Article VIII and Article IX shall survive any termination of this Agreement.
ARTICLE VIII
AUDIT RIGHTS
     At any time during the Term and for one year thereafter, the General Partner shall have the right to review and, at the General Partner’s expense, to copy, the books and records maintained by the Services Provider relating to the provision of the Services. In addition, to the extent necessary to verify the performance by the Services Provider of its obligations under this Agreement, the General Partner shall have the right, at the General Partner’s expense, to audit, examine and make copies of or extracts from the books and records of the Services Provider (the “Audit Right”). The General Partner may exercise the Audit Right through such auditors as the General Partner may determine in its sole discretion. The General Partner shall (i) exercise the Audit Right only upon reasonable written notice to the Services Provider and during normal business hours and (ii) use its reasonable efforts to conduct the Audit Right in such a manner as to minimize the inconvenience and disruption to the Services Provider.
ARTICLE IX
MISCELLANEOUS PROVISIONS
     9.1 Notices. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given (a) by depositing same in the United States mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested, (b) by delivering such notice in person, (c) or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section IX.1.
If to the Services Provider:
Mid-Con Energy Operating, Inc.

Attn: [•]

2431 E. 61st Street, Suite 850
Tulsa, Oklahoma 74136
Telephone: ([•]) [•]-[•]
Fax: ([•]) [•]-[•]
If to any member of the MLP Group:
c/o Mid-Con Energy GP, LLC

Attn: Charles R. Olmstead
2431 E. 61st Street, Suite 850
Tulsa, Oklahoma 74136
Telephone: (918) 743-7575
Fax: ([•]) [•]-[•]
     9.2 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Oklahoma, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Oklahoma and to venue in Tulsa, Oklahoma.
     9.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     9.4 Jointly Drafted. This Agreement, and all the provisions of this Agreement, shall be deemed drafted by any of the Parties, and shall not be construed against any Party on the basis of that Party’s role in drafting this Agreement.
     9.5 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     9.6 Assignment. This Agreement may not be assigned by any Party without the prior written consent of all of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

     9.7 No Third-Party Beneficiaries. Except with respect to the members MLP Group not party hereto, which are intended by the Parties to be third-party beneficiaries of this Agreement, nothing in this Agreement (except as specifically provided in Article V) shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract.
     9.8 Relationship of the Parties. Nothing in this Agreement shall be construed to create a partnership or joint venture or give rise to any fiduciary or similar relationship of any kind.
     9.9 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     9.10 Force Majeure. The Services Provider shall not be liable for any expense, loss or damage whatsoever arising out of any interruption of Services or delay or failure to perform under this Agreement that is due to acts of God, acts of a public enemy, acts of terrorism, acts of a nation or any state, territory, province or other political division thereof, fires, floods, epidemics, riots, theft, quarantine restrictions, freight embargoes or other similar causes beyond the reasonable control of the Services Provider. In any such event, the Services Provider’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. The Services Provider will promptly notify the MLP Group, either orally or in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, the Services Provider will use commercially reasonable efforts to resume its performance with the least practicable delay.
     9.11 Amendment or Modification. This Agreement may be amended, restated or modified from time to time only by the written agreement of all of the Parties; provided, however, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, (i) would have a material adverse effect on the holders of Common Units or (ii) would materially limit or impair the rights or reduce the obligations of the Parties under this Agreement.
     Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment,” “Addendum” or a “Restatement” to this Agreement.
     9.12 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     9.13 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     9.14 Withholding or Granting of Consent. Except as expressly provided to the contrary in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.
     9.15 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
     9.16 No Recourse Against Officers, Directors, Managers or Employees. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director, manager or employee of the Services Provider, the General Partner or any of their respective Affiliates.
     9.17 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
[SIGNATURES ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and to be effective as of, the Closing Date.

“THE SERVICES PROVIDER”

MID-CON ENERGY OPERATING, INC.

By:

Name:	[•]
Title:	[•]

“GENERAL PARTNER”

MID-CON ENERGY GP, LLC

By:

Name:	[Jeffrey R. Olmstead]
Title:	[President and Chief Financial Officer]

“MLP”

MID-CON ENERGY PARTNERS, LP

By: MID-CON ENERGY GP, LLC, its general partner

By:

Name:	[Jeffrey R. Olmstead]
Title:	[President and Chief Financial Officer]

“OLLC”

MID-CON ENERGY PROPERTIES, LLC

By:

Name:	[Jeffrey R. Olmstead]
Title:	[President and Chief Financial Officer]